Exhibit (s)

Powers of Attorney

Each of the undersigned officers and trustees of The Gabelli Go Anywhere Trust, a Delaware statutory trust (the “Fund”), do constitute Agnes Mullady and Andrea Mango as true and lawful attorneys and agents, with full power and authority (acting alone and without the other) to execute in the name and on behalf of each of the undersigned as such officer or trustee, a Registration Statement on Form N-2, including any pre-effective amendments and/or any post-effective amendments thereto and any subsequent Registration Statement of the Fund pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “1933 Act”), and any other filings in connection therewith, and to file the same under the 1933 Act or the Investment Company Act of 1940, as amended, or otherwise, with respect to the registration of the Fund, and the registration or offering of the Fund’s common shares, par value $0.001 per share (“Common Shares”), Series A Cumulative Puttable and Callable Preferred Shares, par value $0.001 per share (“Preferred Shares”), and Combinations consisting of Common Shares and Preferred Shares; granting to such attorney and agent full power of substitution and revocation in the premises; and ratifying and confirming all that such attorney and agent may do or cause to be done by virtue of these presents.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of this 23rd day of April 2015.

/s/ Mario J. Gabelli	/s/ Anthony S. Colavita
Mario J. Gabelli	Anthony S. Colavita
Trustee, Chairman and Chief Investment Officer	Trustee

/s/ Michael Cosgrove	/s/ Frank J. Fahrenkopf, Jr.
Michael Cosgrove	Frank J. Fahrenkopf, Jr.
Trustee	Trustee

/s/ Michael J. Melarkey	/s/ Kuni Nakamura
Michael J. Melarkey	Kuni Nakamura
Trustee	Trustee